Exhibit 10.1

SETTLEMENT AGREEMENT AND MUTUAL GENERAL RELEASE

THIS SETTLEMENT AGREEMENT and MUTUAL GENERAL RELEASE (this "Agreement") is dated September 1, 2022, and entered into by LIFEWAY FOODS, INC. ("Lifeway") on the one hand and EDWARD SMOLYANSKY ("Edward") on the other hand. Each person or entity identified in the foregoing sentence is a "Party," and all such persons and entities are, collectively, the "Parties."

RECITALS

WHEREAS, Edward was employed by Lifeway up to and including January 4, 2022 at which time he was no longer employed by the company;

WHEREAS, Edward asserts that Lifeway owes him certain sums of money, various equity awards and that he has other specified and unspecified claims of conduct by Lifeway during the course of his employment with Lifeway for which he has sustained damages ("Edward's Claims"), all of which Lifeway denies;

WHEREAS, Lifeway asserts that Edward had failed to fulfill his duties as an employee ("Lifeway's Claims"), all of which Edward denies;

WHEREAS, Edward's Claims and Lifeway's Claims are collectively referred to herein as the "Dispute."

WHEREAS, the Parties desire to resolve and settle the Dispute in accordance with the terms set forth herein.

NOW THEREFORE, in consideration of the premises and the mutual covenants herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

1.             Recitals Incorporated. The foregoing recitals are incorporated into this Settlement Agreement and are integral to this Settlement Agreement.

2.             Definitions. When used in this Settlement Agreement:

"Claims" means any and all claims, demands, charges, complaints, rights, actions and causes of action of any kind or nature whatsoever, whether fixed or contingent, liquidated or unliquidated, accrued or not accrued and whether arising in tort, contract, statute or equity, before any federal, state, local, or private court, agency, arbitrator, mediator, or other entity, regardless of the relief or remedy arising out of or related to the Dispute occurring since the beginning of time through the Effective Date as defined below.

"Effective Date" means the date by which this Settlement Agreement is fully executed, the expiration of any Revocation Period and the date on which Edward has received the Settlement Sum and (as such term is defined herein) in immediately available funds, which date shall be no later than the Settlement Deadline (as such term is defined herein). For the avoidance of doubt, in the event the Settlement Sum is not paid by the Settlement Deadline, this Agreement is null and void.

3.             Settlement Sum. Lifeway has agreed to pay the sum of $100,000 and Edward has agreed to accept the sum of $100,000 in full and complete satisfaction for complete resolution of the Dispute and any Claims arising therefrom (the "Settlement Sum").

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4.             Settlement Deadline. Lifeway shall remit, or shall cause to be remitted the Settlement Sum in the manner directed in writing by Edward and/or his counsel no later than ten (10) business days following full execution of this Agreement and expiration of any Revocation Period (the "Settlement Deadline").

5.             General Release by Edward. In consideration of the payments, rights, and benefits provided for in this Agreement, you, on behalf of yourself and your heirs, legatees, personal representatives and assigns (the "Edward Releasing Parties"), release and forever discharge Lifeway and all of its affiliated companies and each of their current and former owners, shareholders, officers, directors, employees, agents, predecessors, successors, benefit plans, insurers, attorneys and assigns (collectively the "Lifeway Released Parties"), from any and all claims and causes of action, known and unknown, from the beginning of time to the Effective Date, that Releasing Parties has or may have against Released Parties. This release is intended to be as comprehensive as can be conceived and the law will allow, and includes but is not limited to claims of any type related to or arising out of Edward's employment or the end of his employment with Lifeway, including but not limited to:

(i)             Any and all claims for additional compensation, wages, bonus payments, special bonus payments, employee benefits, vacation pay, sick pay, severance payments (except for the consideration in this Agreement) or any other payment, remuneration or prerequisite of any manner or kind;

(ii)            Any and all claims for any alleged violation of federal, state or local laws or regulations, including but not limited to Title VII of the Civil Rights Act; the Age Discrimination in Employment Act; the Older Workers' Benefit Protection Act; the Family and Medical Leave Act; the Employee Retirement Income Security Act; the Americans with Disabilities Acts; the wage-hour and wage payment laws of any federal, state or local statute, ordinances, regulations or common law of any state (including the state of Illinois); any and all federal, state and local "whistleblower" or similar public policy or other anti-retaliation statutes; any and all other actions for "retaliatory treatment" under federal or state laws; and any human rights, anti-discrimination or similar statutes under Illinois law, and the common law;

(iii)           Any and all statutory or common law claims for payment of wages, for torts of any kind, including but not limited to defamation; libel; slander; reprisal; retaliation; negligent or intentional infliction of emotional distress; breach of oral or written, express or implied contract; misrepresentation; violation of company policies, personnel manuals or employee handbooks; violation of public policy; promissory estoppel; fraud; wrongful discharge; tortious interference with contract; breach of covenant of good faith and fair dealing; invasion of privacy; or any other theory, whether legal or equitable related to your employment or termination thereof with Lifeway;

(iv)           Any and all claims relating to, or arising from purchase or receipt of shares of stock or equity interests of Lifeway, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law; and

(v)            Any and all claims for compensatory damages, liquidated damages, punitive damages and for costs, fees, or other expenses, including attorneys' fees, costs and disbursements incurred in these matters.

The Released Parties are intended to be third-party beneficiaries of this General Release, and this General Release may be enforced by each of them in accordance with the terms hereof in respect of the rights granted to such Released Parties hereunder.

B.             Excluded Claims. The only claims and causes of action that you are not waiving, releasing, and discharging are for the consideration that you will receive under this Agreement. For the avoidance of doubt and notwithstanding anything in this Agreement to the contrary, Edward's Releasing Parties do not: i) release any of the Lifeway Released Parties who are Edward's sibling or parent from any liability, claims, demands or actions that may exist arising out of their status other than as a current or former director, consultant, officer, employee or agent of, or licensor to Lifeway; or ii) release any of the obligations under the Proxy Settlement Agreement Lifeway entered into with Edward dated July 27, 2022.

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C.             Acknowledgements and Affirmations. You affirm that you have not filed, caused to be filed, and are not presently a party to any claim against any Released Party. You affirm that you have been granted any leave requested or entitled under any applicable federal, state or local leave laws. You also affirm that you have not divulged any of Lifeway's Confidential and Proprietary Information and will continue to maintain the confidentiality of such information.

D.             Accord and Satisfaction. The consideration set forth in this Agreement is in full accord and satisfaction of any and all claims and causes of action that you have, may have, or may have had against Released Parties and any and all claims arising in the course of or out of your employment with Lifeway or the end of your employment with Lifeway.

6.             General Release by Lifeway. In consideration of the payments, rights, and benefits provided for in this Agreement, Lifeway and its present and former affiliates, parent entities, subsidiaries, and each of their respective employees, officers, directors, partners, stockholders, members, attorneys, agents, insurers, heirs, executors, administrators, successors and assigns (the "Lifeway Releasing Parties") effective as of the Effective Date forever discharge you and your heirs, legatees, personal representatives and assigns, (collectively the "Edward Released Parties"), from any and all known claims and causes of action from the beginning of time to the Effective Date that Releasing Parties had, have, or may have against the Released Parties. This release is intended to be as comprehensive as can be conceived and the law will allow, and includes but is not limited to claims of any type related to or arising out of your employment or the end of your employment with Lifeway. The Released Parties are intended to be third-party beneficiaries of this General Release, and this General Release may be enforced by each of them in accordance with the terms hereof in respect of the rights granted to such Released Parties hereunder. For the avoidance of doubt and notwithstanding anything in this Agreement to the contrary, Lifeway's Releasing Parties who are a sibling of Edward do not: i) release any of the Edward Released Parties from any liability, claims, demands or actions that may exist arising out of their status other than as a current or former director, consultant, officer, employee or agent of Lifeway. Moreover, this release does not: i) release Edward or Ludmila Smolyansky from any obligations under the Proxy Settlement Agreement they each entered into with Lifeway dated July 27, 2022 or; ii) or Ludmila Smolyanksy's obligations under the Settlement Agreement she entered into with Lifeway dated August 30, 2022 which addressed termination of the Endorsement Agreement.

7.             Non-Disclosure. From the date of receiving this Agreement forward, you agree that you will not disclose the terms of this Agreement to any third party, except as required by law, and as necessary for the purpose of receiving counsel from your attorneys, your professional financial advisers, and your spouse/partner. Your professional advisors and spouse/partner will have the same responsibility as you to maintain the confidentiality of the terms of this Agreement. You will be responsible for any breach of this non-disclosure provision by yourself, your professional advisors, and your spouse/partner. This provision is nullified if Lifeway discloses this agreement in its securities filings.

8.             Post-Employment Obligations. By accepting this Agreement and as a condition of receiving the consideration in Paragraph 3, you agree to the Post-Employment Obligations stated below.

A.             Confidential Information. By accepting this Agreement, you recognize that Lifeway has a protectable interest in its Confidential Information and agree that disclosure or use of Lifeway's Confidential Information would cause Lifeway irreparable and immediate harm. You warrant and represent that you have not disclosed any of Lifeway's Confidential Information and that you agree that you will not disclose, use, or disseminate to any person or entity any of Lifeway's Confidential Information, without Lifeway's written authorization to do so. Lifeway represents that as of the Effective Date it is not aware of any breach by you of the representation in the preceding sentence.

B.             Non-Competition. You acknowledge and agree that Lifeway's business is global and that Lifeway's products are marketed, distributed and sold domestically and internationally. You further agree that for a period of eighteen (18) months following the Effective Date of this Agreement, you shall not directly or indirectly, whether for pay or otherwise, provide any services of any type similar to those services that you provided to Lifeway during the course of your employment with Lifeway or serve in any role similar to the role(s) that you served at Lifeway to or on behalf of a Competitor, whether as an employee, independent contractor, partner, agent, consultant, owner, or otherwise; or hold any ownership interest in any Competitor of Lifeway. You also acknowledge and agree that you will be able to earn a livelihood without violating the restrictions set forth in Section 8 of this Agreement. Nothing shall prohibit you from owning, in addition to your shares in Lifeway, up to 2% of any class of securities of any issuer if the securities are listed on a national or regional securities exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934 and your ownership of such shares represents a passive interest in the issuer.

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C.             Non-Solicitation. For a period of eighteen (18) months following the Effective Date you will not directly or indirectly (i) in competition with Lifeway solicit a Lifeway Customer to purchase Competitive Products from a Competitor; (ii) solicit or encourage any Lifeway employee or independent contractor to terminate his or her employment or contractor relationship with Lifeway, or to become an employee or independent contractor of any Competitor; or (iii) solicit or encourage any Lifeway supplier to terminate its business relationship with Lifeway, or, in competition with Lifeway, to engage in a new relationship or expand an existing business relationship with any Competitor. You further agree that you will not induce, attempt to induce, or aid any other person or entity to induce (or attempt to induce) any person or entity to breach any restrictive covenant agreement with Lifeway. Notwithstanding the foregoing, the provisions of this Section 8(C) shall not be violated by general advertising or solicitation not specifically targeted at Lifeway -related persons or entities.

D.             Non-Disparagement. From the date hereof through ten (10) days prior to the deadline for the submission of shareholder nominations for the Company's 2023 annual meeting of shareholders (the "2023 Annual Meeting"), you agree that you will not make or issue, or cause to be made or issued, any public disclosure, statement or announcement (including any SEC filing) negatively commenting upon the Company, including the Company's corporate strategy, business, research and development, corporate activities, Board or management (and including making any statements critical of the Company's business, strategic direction, capital structure or compensation practices).

E.              Definitions. For purposes of this Agreement:

(i)             "Competitive Products" shall mean products, services, or lines of business that Lifeway offers, manufactures, sells, or distributes (or demonstrably contemplates offering, manufacturing, selling, or distributing) within the last two (2) years of your employment, including without limitation drinkable kefir; cupped or pouched kefir; other kefir products; probiotic, cultured milk, dairy and non-dairy products; farmer cheeses, spreadable cheeses; cultured and non-cultured probiotic supplements; and cultured and non-cultured probiotic beverages and/or products.

(ii)            A "Competitor" of Lifeway shall mean any person or entity that engages in Competitive Products, or owns or controls a significant interest in any entity that engages in Competitive Products within the United States and/or globally.

(iii)          "Confidential Information" shall include, without limitation and as broadly as permissible under applicable law, all data, information, ideas, concepts, discoveries, trade secrets, inventions (whether or not patentable or reduced to practice), innovations, improvements, know-how, developments, techniques, methods, processes, treatments, drawings, sketches, specifications, designs, plans, patterns, models and strategies, and all other confidential or proprietary information or trade secrets in any form or medium (whether merely remembered or embodied in a tangible or intangible form or medium) now existing, relating to or arising from the past, current or potential business, activities and/or operations of Lifeway, including, without limitation, any such information relating to or concerning finances, sales, marketing, advertising, transition, promotions, pricing, personnel, customers, suppliers, vendors, raw material partners and/or competitors whether in spoken, printed, electronic, or any other form or medium existing now or in the future and relating directly or indirectly to Lifeway, its businesses, or any existing or prospective customer, investor, employee, or other person or entity that has entrusted information to Lifeway in confidence; provided that Confidential Information does not include information, history, or background related to or about the Smolyansky family, including, without limitation its spouses, children, ancestors and descendants whether related by law, common law or blood (collectively, the "Smolyansky Family"). Subject to this Agreement, Confidential Information also includes, without limitation, all trade secrets as defined under the Defend Trade Secrets Act of 2016, the Uniform Trade Secrets Act, or other applicable laws affording protection to trade secret and confidential information. Notwithstanding the foregoing, Confidential Information shall not include any information that was lawfully in your possession prior to (and not obtained in connection with) commencing employment with Lifeway. Confidential Information shall not include any information that is already public when you disclose it to a recipient or is generally known in the industry relating to Competitive Products.

(iv)             A "Customer" of Lifeway shall mean any person or entity that has purchased any products or services from Lifeway during the last two (2) years of your employment and (i) you communicated with in any way during the past twelve (12) months; (ii) about whom you possess Confidential Information or other nonpublic information; or about whom you had knowledge through your role(s) at Lifeway.

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F.             Reasonableness and Enforcement of Covenants. You acknowledge and agree that the foregoing covenants are reasonable and not contrary to public policy, and that such restrictions are intended solely to safeguard the protectable interests and legitimate business interests of Lifeway. You further acknowledge and agree that under the terms of this Agreement you have received good and valuable consideration for the restrictions contained in this Agreement. Lifeway may enforce these restrictions by, among other things, disclosing them to any future employers. In addition to any other remedies provided by law, Lifeway may obtain equitable relief from any actual or threatened violation of this Agreement, including specific performance and temporary or permanent injunctive relief all without the need or requirement to post a bond. Further, you agree to pay the costs and reasonable attorneys' fees incurred by Lifeway in enforcing a breach or threatened breach of this Agreement or bringing or defending any action seeking a declaration of rights of any party to this Agreement. Lifeway may pursue any remedy available to it concurrently or consecutively in any order as to any such breach and the pursuit of one of such remedies at any time shall not be deemed an election of remedies or waiver of the right to pursue any other of such remedies as to such breach.

9.             Review of Agreement.

A.             Consultation with Attorney. In the course of reviewing and considering this Agreement, you are advised that you have the right to consult with an attorney of your choice, at your expense.

B.             Consideration Period. Before deciding whether to sign this Agreement, you may take up to twenty-one (21) calendar days to review and consider its terms as to the release of any claim under the Age Discrimination in Employment Act. You are not obligated to take that full period of time to consider the Agreement in this sole respect, however, and may sign and return this Agreement any time prior to that date if you choose to do so. In signing this Agreement, you acknowledge that you have carefully read this Agreement, understand it, and you are entering it knowingly and voluntarily. You have not relied upon any Lifeway representation or statement about the subject matter of this Agreement that is not set forth in this Agreement. No changes to the Agreement, whether material or immaterial, will re-start the twenty-one (21) calendar day consideration period as to any claim under the Age Discrimination in Employment Act.

C.             Revocation Period. You may revoke this Agreement as it relates solely to the Release of any claim under the Age Discrimination in Employment Act within seven (7) calendar days after signing it, and the Agreement will not become effective or enforceable as to the release of any claim under the Age Discrimination in Employment Act until this seven (7) day revocation period has expired without your revocation of the Agreement. A revocation must be in writing and received by Lifeway within seven (7) calendar days of your execution of this Agreement. If revocation is by mail, certified mail, return receipt is required to show proof of mailing. If you revoke the Agreement within the seven (7) day period, the Agreement shall be null and void and of no force or effect solely as to the release of any claim under the Age Discrimination in Employment Act; in all other respects, this Agreement shall remain in full force and effect. If not revoked, this Agreement will become effective on the 8th calendar day following the date you execute this Agreement. You and Lifeway acknowledge and agree that this seven (7) calendar-day rescission period fully satisfies any and all revocation rights provided by applicable law.

10.            409A Compliance. It is the parties' intent that no amount to which you are entitled under this Agreement shall be deferred compensation subject to Section 409A of the Internal Revenue Code of 1986, as amended ("Section 409A"), whether pursuant to the "short term deferral" exception, the "separation pay" exception or any other exception, and this Agreement shall be interpreted and administered to the fullest extent possible consistent with that intent. If this Agreement cannot be interpreted and administered so as to be exempt from the requirements of Section 409A, it will be interpreted and operated consistently with the parties' intent to comply with Section 409A. Neither Lifeway, its affiliates nor their respective directors, officers, employees, agents or representatives or advisers shall be held liable for any taxes, interest, penalties or other monetary amounts owed by you (or any other individual claiming a benefit through you) as a result of this Agreement.

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11.           General Terms. You agree that:

A.            Compliance and Enforcement.

(i) In the event of a breach by you of any of the provisions of this Agreement, including without limitation the non-competition and non-solicitation provisions and the non-disparagement provision of this Agreement in addition to any other remedies or relief Lifeway may have, including money damages, you agree that Lifeway will be entitled to immediate injunctive relief from any actual or threatened violation of this Agreement, including a temporary restraining order, and that Lifeway will not be required to post any bond as a condition for obtaining such relief. You agree to pay any reasonable expenses incurred by Lifeway as a result of any breach of this Agreement, including any investigation expenses, costs, and attorneys' fees.

(iii)           Lifeway shall be entitled to recovery of its attorneys' fees and other associated costs incurred as the result of your breach of the Agreement and as required to enforce its rights and protect its interests under the Agreement. This is in addition to and not to the exclusion of Section 8(F) of this Agreement.

(iv)           In the event of any legal action to enforce or interpret this Agreement, the non-prevailing party shall pay the reasonable attorneys' fees and other costs and expenses of the prevailing party. In addition, such non-prevailing party shall pay reasonable attorneys' fees incurred by the prevailing party in enforcing, or on appeal from, a judgment in favor of the prevailing Party.

B.             Governing Law. This Agreement is made and entered into in the State of Illinois and shall in all respects be interpreted, adjudicated, enforced and governed in and under the laws of the State of Illinois. The parties will exclusively enforce this Agreement in Illinois State or federal courts in Cook County, Illinois pursuant only to Illinois law, and you agree to both this exclusive venue and to personal jurisdiction in these courts. Your covenants and agreements in the Agreement do not change even if Lifeway waives parts of the Agreement or if a court finds that some of the restrictions in it cannot be enforced as written. You agree that this Agreement must be enforced to the maximum extent legally possible, even if it means a court must divide the restrictions in this Agreement as to time, geographical scope, and scope of activities restricted. If it is determined by a court of competent jurisdiction that any restriction under Section 6 is excessive in duration or scope or is unreasonable or unenforceable under Illinois law, such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the laws of Illinois.

C.               No Admission of Liability. This Agreement shall not in any manner constitute an admission of liability or wrongdoing on the part of Lifeway or any of the other Released Parties. Lifeway expressly denies any such liability, wrongdoing, or breach of any contract.

D.              Entire Agreement. This Agreement constitutes the entire agreement between the parties regarding the termination of your employment, the payment of Separation Benefits, and the release of claims. No other agreements or representations, whether oral or written, exist modifying this Agreement.

E.               Successors and Assigns. This Agreement is binding and shall take effect for the benefit of (i) Lifeway, its officers, directors, agents, employees, representatives, and successors in interest; and (ii) you, your heirs, assigns, and successors

F.                Headings and Counter-parts. The headings contained in this Agreement are for reference purposes only and have no effect on the meaning or interpretation of any provision of this Agreement. This Agreement may be executed in counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute one and the same agreement. The execution of a counterpart of the signature page to this Agreement shall be deemed the execution of a counterpart of this Agreement. The delivery of this Agreement may be made by facsimile or portable document format (pdf) or other electronic means, and such signatures shall be treated as original signatures for all applicable purposes.

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G.              Modification. This Agreement may only be amended with a written document signed by both you and Lifeway.

H.              Notice. All communications to a Party pursuant to or in connection with this Agreement shall be sent to the applicable mailing and email addresses set forth below, or to such other address(es) of which such Party may subsequently notify the other Parties in writing:

For Edward:

Edward Smolyansky

1219 N. Wells

Chicago, Illinois 60610

esmolyansky79@icloud.com

with a courtesy copy, which shall not constitute notice, to:

Nicholas H. Callahan

Barack Ferrazzano Kirschbaum & Nagelberg LLP

200 W. Madison Street, Suite 3900

Chicago, IL 60606

nick.callahan@bfkn.com

For the Company:

Lifeway Foods, Inc.

Attn: Julie Smolyansky, President and Chief Executive Officer and

Eric Hanson, Chief Financial Officer

6431 West Oakton St.

Morton Grove, IL 60053

julies@lifeway.net

erich@lifeway.net

with a courtesy copy, which shall not constitute notice, to:

McDonald Hopkins LLC

Attn: Richard Kessler

300 N. LaSalle Street - Suite 1400

Chicago, IL 60654

rkessler@mcdonaldhopkins.com

**Remainder of Page Intentionally Blank**

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Your signature below indicates that you have read, understand, and voluntarily and freely accepted the terms of this Agreement. You acknowledge that no other promises or representations have been made to you to induce you to sign this Agreement.

Accepted and Agreed to By:

Lifeway Foods, Inc.,	Edward Smolyansky
An Illinois corporation	an individual

By: /s/ Julie Smolyansky	By: /s/ Edward Smolyansky

Its: CEO	Date: 9/1/2022

Printed Name: Julie Smolyansky

Date: 9/6/2022

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